Exhibit 99.1

SpectRx, Inc. Provides Update on Form 10-KSB Filing

    NORCROSS, Ga.--(BUSINESS WIRE)--April 22, 2005--SpectRx, Inc. (OTCBB: SPRXE) announced it expects to file its Form 10-KSB for the year ended December 31, 2004, with the Securities and Exchange Commission on or before April 30, 2005. The delay in filing was precipitated by a later than normal start to the year-end audit.
    The Company expects to report a loss of approximately $0.28 per share more than previously reported due to the write off of $3.2 million in intangible assets.
    As a result of the delay in filing the Form 10-KSB, the Company's stock symbol as been temporarily changed to SPRXE. The Company anticipates that its stock symbol will revert to SPRX after filing the Form 10-KSB.

    About SpectRx, Inc.

    SpectRx, Inc. (OTCBB: SPRXE) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice(R) line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cervical cancer detection technology through subsidiary company Guided Therapeutics, Inc, which SpectRx intends to separately finance with private funds. For more information, visit SpectRx's web sites at www.spectrx.com, www.mysimplechoice.com and www.guidedtherapeutics.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent quarterly reports.

    CONTACT: SpectRx, Inc., Norcross
             Bill Wells, 770-242-8723